SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------


                                  SCHEDULE 13D
                                 (rule 13d-101)

                    Under the Securities Exchange Act of 1934



                             VIASYSTEMS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92553H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 January 1, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]




                         (Continued on following pages)

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 2
----------------------------                     -------------------------------



========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas O. Hicks
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             1,733,086
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           67,930,445
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     1,733,086
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     67,930,445
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          69,663,531
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          49.7%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 3
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse, Tate & Furst Equity Fund III, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           57,156,124
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     57,156,124
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,156,124
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          41.0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 4
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3/GP Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           57,572,832
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     57,572,832
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,572,832
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          41.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 5
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks Muse GP Partners III, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           58,283,653
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     58,283,653
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          58,283,653
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          41.8%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 6
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks Muse Fund III Incorporated
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           58,283,653
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     58,283,653
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          58,283,653
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          41.8%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 7
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM3 Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           710,820
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     710,820
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          710,820
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.5%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 8
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF/Viasystems Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           416,708
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     416,708
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          416,708
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 9
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse PG-IV (1999), C.V.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
--------- ----------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           462,300
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     462,300
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,300
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 10
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Partners (1999), C.V.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           462,300
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     462,300
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,300
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 11
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM GP Partners IV Cayman LP
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           462,300
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     462,300
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,300
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 12
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Fund IV Cayman LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           462,300
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     462,300
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          462,300
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 13
----------------------------                     -------------------------------

========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Equity Fund IV (1999), L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,683,593
                  PERSON                     ------ ----------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,683,593
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,683,593
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 14
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Private Equity Fund IV (1999), L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           61,519
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     61,519
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          61,519
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 15
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4-EQ (1999) Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           141,934
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     141,934
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          141,934
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 16
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4-EN (1999) Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           25,369
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     25,369
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          25,369
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 17
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF Coinvestors, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 18
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM4/GP (1999) Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,745,112
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,745,112
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,745,112
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.3%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 19
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP (1999) Partners IV, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,912,415
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,912,415
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,912,415
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.4%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 20
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse (1999) Fund IV, LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,912,415
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,912,415
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,912,415
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          6.4%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= ======================================================================
*   The reporting person expressly  disclaims (i) the existence of any group and
    (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 21
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse & Co. Partners, L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           234,740
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     234,740
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          234,740
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 22
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Partners Inc.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           234,740
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     234,740
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          234,740
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 23
----------------------------                     -------------------------------


========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners L.A., L.P.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
-------------------------------------------- ------- ---------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= ======================================================================
*   The reporting person expressly  disclaims (i) the existence of any group and
    (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

----------------------------                     -------------------------------
CUSIP No. 92553H 10 0                13D                   Page 24
----------------------------                     -------------------------------



========= ======================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Latin America Fund I Incorporated
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                      [ ]
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
-------------------------------------------- ------- ---------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ---------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           248
                  PERSON                     ------- ---------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ---------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     248
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          248
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                      [ ]
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= ======================================================================
*    The reporting person expressly disclaims (i) the existence of any group and
     (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

Item 1. Security and Issuer

     The class of equity securities to which this Schedule 13D (this "Statement") relates is the Common Stock, $0.01 par value (the "Common Stock") of Viasystems Group, Inc. (the "Company"). The address of the Company's principal executive offices is 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105.



Item 2. Identity and Background

     (a)  Name of Person(s) Filing this Statement (the "Filing Parties"):

          Mr. Thomas O. Hicks;
          Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III");
          HM3/GP Partners, L.P., a Texas limited partnership
             ("HM3/GP Partners");
          Hicks Muse GP Partners III, L.P., a Texas limited partnership
             ("GP Partners III");
          Hicks Muse Fund III Incorporated, a Texas corporation
             ("Fund III Incorporated");
          HM3 Coinvestors, L.P., a Delaware limited partnership
             ("HM3 Coinvestors");
          HMTF/Viasystems Partners, L.P., a Delaware limited partnership
             ("HMTF/Viasystems");
          HMTF Equity Fund IV (1999), L.P., a Texas limited partnership
             ("Fund IV");
          HMTF Private Equity Fund IV (1999), L.P., a Texas limited partnership
             ("Private Equity Fund IV");
          HM4-EQ (1999) Coinvestors, L.P., a Texas limited partnership
             ("HM4-EQ");
          HM4-EN (1999) Coinvestors, L.P., a Texas limited partnership
             ("HM4-EN");
          HM 1-FOF Coinvestors, L.P., a Cayman Islands limited partnership
             ("HM 1-FOF");
          HM4/GP (1999) Partners, L.P., Texas limited partnership
             ("HM4/GP Partners");
          Hicks, Muse GP (1999) Partners IV, L.P., a Texas limited partnership
             ("GP Partners IV");
          Hicks, Muse (1999) Fund IV, LLC, a Texas limited liability company
             ("Fund IV LLC");
          Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV");
          HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands
             ("Fund IV/GP Partners C.V.");
          HM GP Partners IV Cayman, L.P., a Cayman Islands limited partnership
             ("GP Partners IV Cayman");
          HM Fund IV Cayman, LLC, a Cayman Islands limited liability company
             ("Fund IV Cayman LLC");

          Hicks, Muse & Co. Partners, L.P., a Texas limited partnership
             ("HM&Co. Partners");
          HM Partners Inc., a Texas corporation ("HM Partners");
          Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership
             ("GP Partners LA"); and
          Hicks, Muse Latin America Fund I Incorporated, a Texas corporation
             ("LA Fund Incorporated").


     (b) - (c)

     Mr. Thomas O. Hicks

     Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole shareholder of Fund III Incorporated, which is the sole general partner of GP Partners III, which is the sole general partner of HM3 Coinvestors and HM3/GP, which is the sole general partner of Fund III and HMTF/Viasystems. Mr. Hicks is also the sole member of Fund IV LLC, which is the sole general partner of GP Partners IV, which is the sole general partner of HM 4-EQ, HM4-EN and HM4/GP Partners, which is the sole general partner of Fund IV and Private Equity Fund IV. Mr. Hicks is also the sole member of Fund IV Cayman LLC, which is the sole general partner of GP Partners IV Cayman, which is the sole general partner of Fund IV/GP Partners, which is the sole general partner of PG-IV. Mr. Hicks is also the majority shareholder of HM Partners, which is the sole general partner of HM&Co. Partners. Mr. Hicks is also the sole shareholder of LA Fund Incorporated, the sole general partner of GP Partners LA. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

     Fund III

     Fund III is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to HM3/GP Partners, the sole general partner of Fund III, is set forth below.

     HM3/GP Partners

     HM3/GP Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including Fund III and HMTF/Viasystems. The business address of H3/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3/GP Partners, is set forth below.

     GP Partners III

     GP Partners III is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM3/GP and HM3 Coinvestors. The business address of GP Partners III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund III Incorporated, the sole general partner of GP Partners III, is as set forth below.

     Fund III Incorporated

     Fund III Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners III. The business address of Fund III Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and Chairman and Chief Executive Officer of Fund III Incorporated, is as previously set forth in this Item 2(b). Information with respect to John R. Muse, Chief Operating Officer of Fund III Incorporated, and Charles W. Tate, President of Fund III Incorporated, is set forth below.

     HM3 Coinvestors

     HM3 Coinvestors is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM3 Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3 Coinvestors, is as previously set forth in this Item 2(b).

     HMTF/Viasystems

     HMTF/Viasystems is a Delaware limited partnership, the principal business of which is to hold securities in the Company. The business address of HMTF/Viasystems, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to HM3/GP Partners, the sole general partner of HMTF/Viasystems, is as previously set forth in this
Item 2(b).

     Fund IV

     Fund IV is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Fund IV, is set forth below.

     Private Equity Fund IV

     Private Equity Fund IV is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private

Equity Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to HM4/GP Partners, the sole general partner of Private Equity Fund IV, is set forth below.

     HM4-EQ

     HM4-EQ is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EQ, is set forth below.

     HM4-EN

     HM4-EN is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EN, is set forth below.

     HM 1-FOF

     HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of HM 1-FOF, is set forth below.

     HM4/GP Partners

     HM4/GP Partners is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including Fund IV and Private Equity Fund IV. The business address of HM4/GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4/GP Partners, is set forth below.

     GP Partners IV

     GP Partners IV is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM4/GP Partners, HM4-EQ and HM4-EN. The business address of GP Partners IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of GP Partners IV, is set forth below.

     Fund IV LLC

     Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners IV. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member, sole director and Chairman and Chief Executive Officer of Fund IV LLC, is as previously set forth in this Item 2(b). Information with respect to Charles W. Tate, President of Fund IV LLC, is set forth below.

     PG-IV

     PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Fund IV/GP Partners C.V., the sole general partner of PG-IV, is set forth below.

     Fund IV/GP Partners C.V.

     Fund IV/GP Partners C.V. is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of Fund IV GP Partners C.V., which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV Cayman, the sole general partner of Fund IV/GP Partners C.V., is set forth below.

     GP Partners IV Cayman

     GP Partners IV Cayman is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner of Fund IV/GP Partners C.V. The business address of GP Partners IV Cayman, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Fund IV Cayman LLC, the sole general partner of GP Partners IV Cayman, is set forth below.

     Fund IV Cayman LLC

     Fund IV Cayman LLC is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of GP Partners IV Cayman. The business address of Fund IV Cayman LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member, sole director and Chairman and Chief Executive Officer of Fund IV Cayman LLC, is as previously set forth in this Item 2(b).

     HM&Co. Partners

     HM&Co. Partners is a Texas limited partnership, the principal business of which is to provide investment advisory and management services to various companies. The business address of HM&Co. Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Partners, the sole general partner of HM&Co. Partners, is set forth below.

     HM Partners

     HM Partners is a Texas corporation, the principal business of which is to serve as the sole general partner of HM&Co. Partners. The business address of HM Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Thomas O. Hicks, the controlling shareholder, a director and Chairman and Chief Executive Officer of HM Partners, is as previously set forth in this Item 2(b). Information with respect to Lawrence D. Stuart, Jr. and Jack D. Furst, each directors of HM Partners, and John R. Muse, a director and Chief Operating Officer of HM Partners, is set forth below.

     GP Partners LA

     GP Partners LA is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners LA, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to LA Fund Incorporated, the sole general partner of GP Partners LA, is set forth below.

     LA Fund Incorporated

     LA Fund Incorporated is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners LA. The business address of LA Fund Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Thomas O. Hicks, the sole shareholder, sole director and Chairman and Chief Executive Officer of LA Fund Incorporated, is as previously set forth in this Item 2(b) . Information with respect to John R. Muse, Chief Operating Officer of LA Fund Incorporated, and Charles W. Tate, President of LA Fund Incorporated, is set forth below.

     Directors and Executive Officers

     Mr. Hicks is a director and executive officer of each of Fund III Incorporated, Fund IV LLC, Fund IV Cayman LLC, HM Partners and LA Fund Incorporated. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b).

     John R. Muse is a director and executive officer of HM Partners and an executive officer of each of Fund III Incorporated and LA Fund Incorporated. Jack D. Furst and Lawrence D. Stuart, Jr. are each directors of HM Partners. Charles W. Tate is an executive officer of Fund III Incorporated, Fund IV LLC and LA Fund Incorporated.

     The principal business address of each Messrs. Muse, Tate, Furst, and Stuart is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate, Furst and Stuart is presently a partner and executive officer of Hicks, Muse, Tate & Furst Incorporated, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

     (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3. Source and Amount of Funds or Other Consideration

     As of March 23, 2000, the date on which shares of the Company's Common Stock first became registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the Filing Parties directly or indirectly beneficially held shares of Common Stock that were acquired prior to such date. Other than the open market purchases by Thomas O. Hicks described below, all of the shares of Common Stock reported by the Filing Parties on this Schedule 13D were beneficially owned by the Filing Parties prior to the date of the Company's initial public offering of Common Stock (and first registration pursuant to Section 12 of the Exchange Act).

     In April 2000, Thomas O. Hicks purchased an aggregate of 275,000 shares of the Company's Common Stock in the open market for cash at prices ranging between $11.13 and $12.94 per share. Mr. Hicks used personal funds for such purchases.

     In May 2000, as a result of a partnership distribution by HM3 Coinvestors, Thomas O. Hicks received 214,514 shares of Common Stock directly, 21,180 shares of Common Stock as trustee for certain trusts for the benefit of his children, and 4,274 shares of Common Stock in a limited partnership of which Mr. Hicks is the sole member of the limited liability company that serves as its sole general partner. Such distributions were received in respect of outstanding partnership interests for no additional consideration.

     In August 2000, Thomas O. Hicks purchased an aggregate of 130,000 shares of the Company's Common Stock in the open market for cash at prices ranging between $15.00 and $16.00 per share. Mr. Hicks used personal funds for such purchases.

     In December 2000, a limited liability company of which Mr. Hicks served as Manager was dissolved and shares of Common Stock distributed pro rata to its members. As a result of such distributions: Thomas O. Hicks received 72,829 shares of Common Stock directly, 8,695 shares of Common Stock as trustee for certain trusts for the benefit of his children, 1,757 shares of Common Stock in a limited partnership of which Mr. Hicks is the sole member of the limited liability company that serves as its sole general partner and 19,658 shares of Common Stock in another limited partnership of which Mr. Hicks is the sole member of the limited liability company that serves as its sole general partner; Fund III received 9,312,629 shares of Common Stock; HM3 Coinvestors received 74,106 share of Common Stock; Fund IV received 8,683,593 shares of Common Stock; Private Equity Fund IV received 61,519 shares of Common Stock; HM4-EQ received 141,934 shares of Common Stock; HM4-EN received 25,369 shares of Common Stock, HM 1-FOF received 248 shares of Common Stock; and PG-IV received 462,300 shares of Common Stock. Such distributions were received in respect of outstanding membership and partnership interests for no additional consideration.

     In December 2000, Thomas O. Hicks purchased an aggregate of 175,000 shares of the Company's Common Stock in the open market for cash at prices ranging between $6.75 and $6.875. Mr. Hicks used personal funds for such purchases.


Item 4. Purpose of Transaction

     The shares of Common Stock beneficially owned by the Filing Parties are being held by such Filing Parties for investment purposes. Thomas O. Hicks is a director of the Company and, through the relationships described in Item 5 hereof, may be deemed to beneficially own approximately 49.7% of the Common Stock of the Company. Although the Filing Parties have no current plans or proposals, the Filing Parties will continually review their investment in the Common Stock of the Company and, subject to market conditions, general economic conditions, contractual and legal restrictions and other factors, any Filing Party may in the future determine to acquire additional shares of Common Stock or dispose of shares of Common Stock.

     Except as set forth in this Item 4, the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

Item 5. Interest in Securities of Issuer

     (a)

          (1) Mr. Hicks may be deemed to beneficially own in the aggregate 69,663,531 shares of the Common Stock of the Company, representing approximately 49.7% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 1,733,086 shares, and shared voting and dispositive power with respect to 67,930,445 shares as a result of the relationships described in paragraph
     (b)(1) below. 525,868 of such shares for which Mr. Hicks has sole voting and dispositive power, and 234,740 of such shares for which Mr. Hicks has shared voting and dispositive power are options to purchase shares of Common Stock that are currently exercisable.

          (2) Fund III may be deemed to beneficially own in the aggregate 57,156,124 shares of the Common Stock of the Company, representing approximately 41.0% of the outstanding shares of Common Stock. Of such shares, Fund III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 57,156,124 shares as a result of the relationships described in paragraphs (b)(3), (4) and (5) below.

          (3) HM3/GP Partners may be deemed to beneficially own in the aggregate 57,572,832 shares of the Common Stock of the Company, representing approximately 41.3% of the outstanding shares of Common Stock. Of such shares, HM3/GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 57,572,832 shares as a result of the relationships described in paragraph
     (b)(3) below.

          (4) GP Partners III may be deemed to beneficially own in the aggregate 58,283,653 shares of the Common Stock of the Company, representing approximately 41.8% of the outstanding shares of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 58,283,653 shares as a result of the relationships described in paragraph
     (b)(4) below.

          (5) Fund III Incorporated may be deemed to beneficially own in the aggregate 58,283,653 shares of the Common Stock of the Company, representing approximately 41.8% of the outstanding shares of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 58,283,653 shares as a result of the relationships described in paragraph (b)(5) below.

          (6) HM3 Coinvestors may be deemed to beneficially own in the aggregate 710,821 shares of the Common Stock of the Company, representing approximately 0.5% of the outstanding shares of Common Stock. Of such shares, HM3 Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 710,821 shares as a result of the relationships described in paragraphs
     (b)(4) and (5) below.

          (7) HMTF/Viasystems Partners may be deemed to beneficially own in the aggregate 416,708 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, HMTF/Viasystems Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 416,708 shares as a result of the relationships described in paragraphs
     (b)(3), (4) and (5) below.

          (8) Fund IV may be deemed to beneficially own in the aggregate 8,683,593 shares of the Common Stock of the Company, representing approximately 6.2% of the outstanding shares of Common Stock. Of such shares, Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,683,593 shares as a result of the relationships described in paragraphs (b)(13),
     (14) and (15) below.

          (9) Private Equity Fund IV may be deemed to beneficially own in the aggregate 61,519 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, Private Equity Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 61,519 shares as a result of the relationships described in paragraphs
     (b)(13), (14) and (15) below.

          (10) HM4-EQ may be deemed to beneficially own in the aggregate 141,934 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 141,934 shares as a result of the relationships described in paragraphs (b)(14) and (15) below.

          (11) HM4-EN may be deemed to beneficially own in the aggregate 25,369 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 25,369 shares as a result of the relationships described in paragraphs (b)(13) and (14) below.

          (12) HM 1-FOF may be deemed to beneficially own in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraphs (b)(22) and (23) below.

          (13) HM4/GP Partners may be deemed to beneficially own in the aggregate 8,745,112 shares of the Common Stock of the Company, representing approximately 6.3% of the outstanding shares of Common Stock. Of such shares, HM4/GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,745,112 shares as a result of the relationships described in paragraph
     (b)(13) below.

          (14) GP Partners IV may be deemed to beneficially own in the aggregate 8,912,415 shares of the Common Stock of the Company, representing approximately 6.4% of the outstanding shares of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,912,415 shares as a result of the relationships described in paragraph
     (b)(14) below.

          (15) Fund IV LLC may be deemed to beneficially own in the aggregate 8,912,415 shares of the Common Stock of the Company, representing approximately 6.4% of the outstanding shares of Common Stock. Of such shares, Fund IV LLC has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,912,415 shares as a result of the relationships described in paragraph
     (b)(15) below.

          (16) PG-IV may be deemed to beneficially own in the aggregate 462,300 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 462,300 shares as a result of the relationships described in paragraphs (b)(17), (18) and (19) below.

          (17) Fund IV/GP Partners C.V. may be deemed to beneficially own in the aggregate 462,300 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, Fund IV/GP Partners C.V. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 462,300 shares as a result of the relationships described in paragraph
     (b)(17) below.

          (18) GP Partners IV Cayman may be deemed to beneficially own in the aggregate 462,300 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, GP Partners IV Cayman has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 462,300 shares as a result of the relationships described in paragraph
     (b)(18) below.

          (19) Fund IV Cayman LLC may be deemed to beneficially own in the aggregate 462,300 shares of the Common Stock of the Company, representing approximately 0.3% of the outstanding shares of Common Stock. Of such shares, Fund IV Cayman LLC has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 462,300 shares as a result of the relationships described in paragraph
     (b)(19) below.

          (20) HM&Co. Partners may be deemed to beneficially own in the aggregate 234,740 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM&Co. Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 234,740 shares as a result of the relationships described in paragraph
     (b)(21) below. All 234,740 of such shares for which HM&Co. Partners may be deemed to have shared voting and dispositive power are options to purchase Common Stock that are currently exercisable.

          (21) HM Partners may be deemed to beneficially own in the aggregate 234,740 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 234,740 shares as a result of the relationships described in paragraph (b)(21) below. All 234,740 of such shares for which HM Partners may be deemed to have shared voting and dispositive power are options to purchase Common Stock that are currently exercisable.

          (22) GP Partners LA may be deemed to beneficially own in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners LA has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraph (b)(22) below.

          (23) LA Fund Incorporated may be deemed to beneficially own in the aggregate 248 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares LA Fund Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 248 shares as a result of the relationships described in paragraph (b)(23) below.

     (b)

          (1) Of the 1,678,211 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power, 1,152,343 shares are held of record by Mr. Hicks, 525,868 shares are issuable upon the exercise of options to purchase Common Stock owned directly by Mr. Hicks that are currently exercisable, and 54,875 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 67,930,445 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 57,156,124 shares of Common Stock are owned of record by Fund III; 710,821 shares of Common Stock are owned of record by HM3 Coinvestors; 416,708 shares of Common Stock are owned of record by HMTF/Viasystems; 8,683,593 shares of Common Stock are owned of record by Fund IV; 61,519 shares of Common Stock are owned of record by Private Equity Fund IV; 141,934 shares of Common Stock are owned of record by HM4-EQ; 25,369 shares of Common Stock are owned of record by HM4-EN; 248 shares of Common Stock are owned of record by HM 1-FOF; 462,300 shares of Common Stock are owned of record by PG-IV; 234,740 shares are issuable upon the exercise of options to purchase Common Stock owned by HM&Co. Partners that are currently exercisable; 17,431 shares of Common Stock are owned of record by TOH, Jr. Ventures, Ltd.; and 19,658 shares of Common Stock are owned of record by TOH Investors, L.P.

          HM4/GP Partners is the general partner of Fund IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by Fund IV and Private Equity Fund

     IV. GP Partners IV is the general partner of HM4/GP Partners, HM4-EQ and HM-EN and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM4/GP Partners and owned of record by HM4-EQ and HM-EN. Fund IV LLC is the general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners IV. Mr. Hicks is the sole director and sole member of Fund IV LLC and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV LLC.

          HM3/GP Partners is the general partner of Fund III and HMTF/Viasystems and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by Fund III and HMTF/Viasystems. GP Partners III is the general partner of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM4/GP Partners and owned of record by HM3 Coinvestors. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners III. Mr. Hicks is the sole shareholder of Fund III Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund III Incorporated.

          Fund IV/GP Partners C.V. is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. GP Partners IV Cayman is the general partner of Fund IV/GP Partners C.V. and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV/GP Partners C.V. Fund IV Cayman LLC is the general partner of GP Partners IV Cayman and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by GP Partners IV Cayman. Mr. Hicks is the sole member of Fund IV Cayman LLC and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Fund IV Cayman LLC.

          HM Partners is the general partner of HM&Co. Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock issuable upon the exercise of options held by HM&Co. Partners. Mr. Hicks is the majority shareholder of HM Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Partners.

          GP Partners LA is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA. Mr. Hicks is the sole shareholder of LA Fund Incorporated and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by LA Fund Incorporated.

          TOH Management Company, LLC, a limited liability company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures Ltd. and TOH Investors, L.P. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures Ltd. and TOH Investors, L.P.

          (2) Of the 57,156,124 shares of Common Stock for which Fund III has shared voting and dispositive power, 57,156,124 of such shares are held of record by Fund III.

          (3) Of the 57,572,832 shares of Common Stock for which HM3/GP Partners has shared voting and dispositive power, none of such shares are held of record by HM3/GP Partners, 57,156,124 of such shares are held of record by Fund III and 416,708 of such shares are held of record by HMTF/Viasystems. HM3/GP Partners is the general partner of each of Fund III and HMTF/Viasystems and, therefore, may be deemed to be the beneficial owner of the shares owned of record by Fund III and HMTF/Viasystems.

          (4) Of the 58,283,653 shares of Common Stock for which GP Partners III has shared voting and dispositive power, none of such shares are held of record by GP Partners III, 710,821 of such shares are held of record by HM3 Coinvestors and 57,572,832 of such shares may be beneficially owned by HM3/GP Partners. GP Partners III is the general partner of each of HM3/GP Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/GP Partners and held of record by HM3 Coinvestors.

          (5) Of the 58,283,653 shares of Common Stock for which Fund III Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated and 58,283,653 of such shares may be beneficially owned by GP Partners III. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III.

          (6) Of the 710,821 shares of Common Stock for which HM3 Coinvestors has shared voting and dispositive power, 710,821 of such shares are held of record by HM3 Coinvestors.

          (7) Of the 416,708 shares of Common Stock for which HMTF/Viasystems has shared voting and dispositive power, 416,708 of such shares are held of record by HMTF/Viasystems.

          (8) Of the 8,683,593 shares of Common Stock for which Fund IV has shared voting and dispositive power, 8,683,593 of such shares are held of record by Fund IV.

          (9) Of the 61,519 shares of Common Stock for which Private Equity Fund IV has shared voting and dispositive power, 61,519 of such shares are held of record by Private Equity Fund IV.

          (10) Of the 141,934 shares of Common Stock for which HM4-EQ has shared voting and dispositive power, 141,934 of such shares are held of record by HM4-EQ.

          (11) Of the 25,369 shares of Common Stock for which HM4-EN has shared voting and dispositive power, 25,369 of such shares are held of record by HM4-EN.

          (12) Of the 248 shares of Common Stock for which HM 1-FOF has shared voting and dispositive power, 248 of such shares are held of record by HM 1-FOF.

          (13) Of the 8,745,112 shares of Common Stock for which HM4/GP Partners has shared voting and dispositive power, none of such shares are held of record by HM4/GP Partners, 8,683,593 of such shares are held of record by Fund IV and 61,519 of such shares are held of record by Private Equity Fund
     IV. HM4/GP Partners is the general partner of each of Fund IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by Fund IV and Private Equity Fund IV.

          (14) Of the 8,912,415 shares of Common Stock for which GP Partners IV has shared voting and dispositive power, none of such shares are held of record by GP Partners IV, 141,934 of such shares are held of record by HM4-EQ, 25,369 of such shares are held of record by HM4-EN and 8,745,112 of such shares may be beneficially owned by HM4/GP Partners. GP Partners IV is the general partner of each of HM4/GP Partners, HM4-EQ and HM4-EN and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4/GP Partners and held of record by HM4-EQ and HM4-EN.

          (15) Of the 8,912,415 shares of Common Stock for which Fund IV LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV LLC and 8,912,415 of such shares may be beneficially owned by GP Partners IV. Fund IV LLC is the general partner of GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV.

          (16) Of the 462,300 shares of Common Stock for which PG-IV has shared voting and dispositive power, 462,300 of such shares are held of record by PG-IV.

          (17) Of the 462,300 shares of Common Stock for which Fund IV/GP Partners C.V. has shared voting and dispositive power, none of such shares are held of record by Fund IV/GP Partners C.V. and 462,300 of such shares are held of record by PG-IV. Fund IV/GP Partners C.V. is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV.

          (18) Of the 462,300 shares of Common Stock for which GP Partners IV Cayman has shared voting and dispositive power, none of such shares are held of record by GP Partners IV Cayman and 462,300 of such shares may be beneficially owned by Fund IV/GP Partners C.V. GP Partners IV Cayman is the general partner of Fund IV/GP Partners C.V. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Fund IV/GP Partners C.V.

          (19) Of the 462,300 shares of Common Stock for which Fund IV Cayman LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV Cayman LLC and 462,300 of such shares may be beneficially owned by GP Partners IV Cayman. Fund IV Cayman LLC is the general partner of GP Partners IV Cayman and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV Cayman.

          (20) Of the 234,740 shares of Common Stock for which HM&Co. Partners has shared voting and dispositive power, 234,740 of such shares are issuable upon the exercise of options held of record by HM&Co. that are currently exercisable.

          (21) Of the 234,740 shares of Common Stock for which HM Partners has shared voting and dispositive power, none of such shares are held of record by HM Partners and 234,740 of such shares are issuable upon the exercise of options held of record by HM&Co. Partners that are currently exercisable. HM Partners is the general partner of HM&Co. Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM&Co. Partners.

          (22) Of the 248 shares of Common Stock for which GP Partners LA has shared voting and dispositive power, none of such shares are held of record by GP Partners LA and 248 of such shares are held of record by HM 1-FOF. GP Partners LA is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM 1-FOF.

          (23) Of the 248 shares of Common Stock for which LA Fund Incorporated has shared voting and dispositive power, none of such shares are held of record by LA Fund Incorporated and 248 of such shares may be beneficially owned by GP Partners LA. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA.

     Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Statement not owned by him or it of record.

          (c) See Item 4.

          (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

          (e) Not applicable.

Item 6.

          The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations.

Item 7. Material to be Filed as Exhibits

99.1 Joint Filing Agreement dated January 30, 2001 among Mr. Thomas O. Hicks, Fund III, HM3/GP Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HMTF/Viasystems, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, Fund IV, Private Equity Fund IV, HM4-EQ, HM4-EN, HM 1-FOF, HM4/GP Partners, GP Partners IV, Fund IV LLC, HM& Co. Partners, HM Partners, GP Partners LA and LA Fund Incorporated. *

----------------
*Filed herewith.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001            By:                 *
------------------------------------          ----------------------------------
                    Date                           Thomas O. Hicks


                                          *By:  /s/ David W. Knickel
                                              ----------------------------------
                                                   David W. Knickel
                                                   Attorney-in-Fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE, TATE & FURST EQUITY FUND
-----------------------------------------------      III, L.P.
 Date

                                                     By:      HM3/GP Partners, L.P., its general partner

                                                     By:      Hicks Muse GP Partners III, L.P., its general
                                                              partner

                                                     By:      Hicks Muse Fund III Incorporated, its general
                                                              partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM3/GP PARTNERS, L.P.
-----------------------------------------------
                    Date
                                                     By:      Hicks Muse GP Partners III, L.P., its general
                                                              partner

                                                     By:      Hicks Muse Fund III Incorporated, its general
                                                              partner



                                                     By:      /s/ David W. Knickel
                                                         -------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS MUSE GP PARTNERS III, L.P.
-----------------------------------------------
                    Date
                                                     By:      Hicks Muse Fund III Incorporated, its general
                                                              partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



              January 30, 2001                       HICKS MUSE FUND III INCORPORATED
-----------------------------------------------
                    Date


                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                               David W. Knickel
                                                               Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM3 COINVESTORS, L.P.
-----------------------------------------------
                    Date
                                                     By:      Hicks Muse GP Partners III, L.P., its general
                                                              partner

                                                     By:      Hicks Muse Fund III Incorporated, its general
                                                              partner



                                                              By:      /s/ David W. Knickel
                                                                  -------------------------------------------------
                                                                       David W. Knickel
                                                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HMTF/VIASYSTEMS PARTNERS, L.P.
-----------------------------------------------
                    Date

                                                     By:      HM3/GP Partners, L.P., its general partner

                                                     By:      Hicks Muse GP Partners III, L.P., its general
                                                              partner

                                                     By:      Hicks Muse Fund III Incorporated, its general
                                                              partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              January 30, 2001                       HMTF EQUITY FUND IV (1999), l.p.
-----------------------------------------------
                    Date

                                                     By:      HM4/GP (1999) Partners, L.P., its general partner

                                                     By:      Hicks, Muse GP (1999) Partners IV, L.P., its
                                                              general partner

                                                     By:      Hicks, Muse Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              January 30, 2001                       HMTF PRIVATE EQUITY FUND IV (1999), l.p.
-----------------------------------------------
                    Date

                                                     By:      HM4/GP (1999) Partners, L.P., its general partner

                                                     By:      Hicks, Muse GP (1999) Partners IV, L.P., its
                                                              general partner

                                                     By:      Hicks, Muse Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              January 30, 2001                       HM4-EQ (1999) COINVESTORS, l.p.
-----------------------------------------------
                    Date
                                                     By:      Hicks, Muse GP (1999) Partners IV, L.P., its
                                                              general partner

                                                     By:      Hicks, Muse Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM4-EN (1999) COINVESTORS, l.p.
-----------------------------------------------
                    Date
                                                     By:      Hicks, Muse GP (1999) Partners IV, L.P., its
                                                              general partner

                                                     By:      Hicks, Muse Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM4 1-FOF COINVESTORS, l.p.
-----------------------------------------------
                    Date
                                                     By:      Hicks, Muse GP Partners L.A., L.P., its general
                                                              partner

                                                     By:      Hicks, Muse Latin America Fund I Incorporated, its
                                                              general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              January 30, 2001                       HM4/GP (1999) PARTNERS, L.P.
-----------------------------------------------
                    Date
                                                     By:      Hicks, Muse GP (1999) Partners IV, L.P., its
                                                              general partner

                                                     By:      Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE GP (1999) PARTNERS IV, L.P.
-----------------------------------------------
                  Date
                                                     By:      Hicks, Muse (1999) Fund IV, LLC, its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE (1999) FUND IV, LLC
-----------------------------------------------
                  Date

                                                     By:    /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                               David W. Knickel
                                                               Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE PG-IV (1999), C.V.
-----------------------------------------------
                    Date
                                                     By:    HM EQUITY FUND IV/GP PARTNERS (1999), C.V., its
                                                            general partner

                                                     By:    HM GP PARTNERS IV CAYMAN, L.P., its general partner

                                                     By:    HM FUND IV CAYMAN, LLC, its general partner


                                                     By:   /s/ David W. Knickel
                                                         -------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM EQUITY FUND IV/GP PARTNERS (1999),
-----------------------------------------------      C.V.
                    Date

                                                     By:      HM GP PARTNERS IV CAYMAN, L.P., its general partner

                                                     By:      HM FUND IV CAYMAN, LLC, its general partner

                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM GP PARTNERS IV CAYMAN, L.P.
-----------------------------------------------
                    Date
                                                     By:      HM FUND IV CAYMAN, LLC,
                                                              its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM FUND IV CAYMAN, LLC
-----------------------------------------------
                    Date


                                                     By:        /s/ David W. Knickel
                                                         -------------------------------------------------
                                                             David W. Knickel
                                                             Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE & CO. PARTNERS, L.P.
-----------------------------------------------
                    Date
                                                     By:      HM Partners Inc., its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HM PARTNERS INC.
-----------------------------------------------
                    Date


                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE GP PARTNERS L.A., L.P.
-----------------------------------------------
                    Date
                                                     By:      Hicks, Muse Latin America Fund I Incorporated,
                                                              L.P., its general partner



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 30, 2001                       HICKS, MUSE LATIN AMERICA FUND I
-----------------------------------------------      INCORPORATED
                    Date



                                                     By:      /s/ David W. Knickel
                                                         ----------------------------------------------------------
                                                              David W. Knickel
                                                              Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX


     99.1 Joint Filing Agreement dated January 30, 2001 among Mr. Thomas O. Hicks, Fund III, HM3/GP Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HMTF/Viasystems, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, Fund IV, Private Equity Fund IV, HM4-EQ, HM4-EN, HM 1-FOF, HM4/GP Partners, GP Partners IV, Fund IV LLC, HM& Co. Partners, HM Partners, GP Partners LA and LA Fund Incorporated.*

     -----------------------

     *Filed herewith.